Exhibit 99.1

(1)
This amount includes 3,656,307 shares of common stock purchased by the Reporting Person, pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), dated January 11, 2021 with MediciNova, Inc. (the “Purchase Agreement Shares”).  Pursuant to the terms of the Purchase Agreement, the Purchase Agreement Shares will settle on January 29, 2021 (“Closing Date”). The shares reported here represent the minimum amount of shares the Reporting Persons will acquire as a result of the Purchase Agreement. The price per share under the Purchase Agreement will equal the lower of (i) the average of the closing price per share of the common stock on the Nasdaq Stock Market over a period of the five business days immediately prior to the date (“Determination Date”) the board of directors of MediciNova, Inc. approved the Purchase Agreement (“Average Price at Determination”) and (ii) the average of the closing price per share of the common stock on the Nasdaq Stock Market over a period of the five business days immediately prior to the Closing Date (“Average Price at Closing”); provided, however, that should the Average Price at the Closing be lower than (x) the Average Price at Determination and (y) 90% of the closing price per share on the day immediately prior to the Determination Date (“Base Price”), then the price per share shall be the Base Price. As such, pursuant to the terms of the Purchase Agreement, the Reporting Persons may acquire up to an additional 280,701 shares of common stock based on the price per share under the Purchase Agreement. The maximum number of shares that the Reporting Persons may acquire under the Purchase Agreement is 3,937,008.

(2)
3DOMF has entered into swaps with respect to MediciNova’s common stock with two securities brokers. Under the terms of the swaps, (i) 3DOMF will be obligated to pay to the counterparty any negative price performance of the specified notional number of Shares subject to the swaps as of the expiration date of such swaps, plus interest rates set forth in the applicable term sheets, and (ii) the counterparty will be obligated to pay 3DOMF any positive price performance of the specified notional number of Shares subject to the swaps as of the expiration date of the swaps. Any dividends received by the counterparty on such notional Shares during the term of the swaps will be paid to 3DOMF. The swaps do not give the Reporting Persons direct or indirect voting, investment or dispositive control over any securities of the Issuer and do not require the counterparty thereto to acquire, hold, vote or dispose of any securities of the Issuer. Accordingly, the Reporting Persons disclaim any beneficial ownership of any shares that may be referenced in the swap contracts or shares or other securities or financial instruments that may be held from time to time by any counterparty to the contracts, except to the extent of their pecuniary interest.